EXHIBIT 10.5

GULFSTREAM INTERNATIONAL GROUP, INC.,
3201 Griffin Road, 4th Floor
Ft. Lauderdale, Florida 33312

March 31, 2010

To the Purchasers of Securities of Gulfstream International Group, Inc.
Under a Unit Purchase Agreement dated January 29, 2010

Re:           Gulfstream International Group, Inc. - Exchange of Securities

Dear Sir/Madam:

Reference is made to a Unit Purchase Agreement dated as of January 29, 2010 (the “Unit Purchase Agreement”) pursuant to which Gulfstream International Group, Inc. (the “Company”) sold to you units of its securities (the “Units”) consisting of (i) one share of common stock of the Company, par value $0.01 per share (the “Common Stock”); and (ii) warrants to purchase three-quarters of a share of Common Stock (the “Prior Warrants”), at a per Unit purchase price of $1.40 (the “Prior Offering”).

The Company is currently pursuing a preferred stock and warrant private offering (the “Offering”) through ______________, as placement agent (the “Placement Agent”), under which the Company will sell and issue to accredited investors and/or qualified institutional buyers (the “Investors”):

(i)           up to an aggregate of $2,500,000 (subject to increase to $4,000,000 at the Company’s sole option) of the Company’s Series A Convertible Preferred Stock, par value $0.001 and stated value $10.00 per share (the “Preferred Shares”), convertible into shares of Common Stock at a conversion price of $1.00 per share (the “Conversion Price”); and

(ii)           Warrants (the “Warrants”) to purchase such number of shares of Common Stock (the “Warrant Shares”) as shall be equal to 50% of the number of shares of Common Stock issuable upon conversion of the Preferred Shares (collectively, the “Conversion Shares”) purchased by each Investor.  The Warrants shall be exercisable into Common Stock at a price of $1.75 per share (the “Exercise Price”), subject to certain adjustments as set forth therein, for a period of the date of issuance through March 31, 2013.

The foregoing is a summary of certain material terms and conditions of the Offering and not a complete discussion.  Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Series A Convertible Preferred Stock Purchase Agreement, the Registration Rights Agreement, the Warrant, and the Preferred Shares Certificate of Designations (collectively, the “Transaction Documents”), each of which are annexed hereto.

By way of this letter agreement (this “Agreement”), the Company is offering you the opportunity to exchange the Units purchased by you in the Prior Offering for Preferred Shares and Warrants to be issued and sold by the Company in the current Offering.

Through your execution of this Agreement, you acknowledge that and agree to:

1.1           Exchange the Units purchased by you in the Prior Offering for Preferred Shares and Warrants to be issued and sold by the Company in the current Offering.

1.2           Execute each of the applicable Transaction Documents and deliver the same to the Company or the Placement Agent prior to the closing of the Offering.

1.3           Return to the Company the (i) original stock certificate(s) representing the shares of Common Stock; and (ii) original Prior Warrant, each of which was purchased by you in the Prior Offering for cancellation by the Company prior to the closing of the Offering.

1.4           The Company shall have no further obligations or liabilities in connection with the transaction documents executed and delivered with respect to the Prior Offering, including, without limitation, the Unit Purchase Agreement, the Registration Rights Agreement and the Prior Warrant, each of which shall be terminated and deemed null and void, ab initio, in any and all respects.

2.             Additional agreement of the Parties. Each of the parties who are signatories hereto (collectively, the “Parties”) do hereby agree, as follows:

2.1           Waivers.  The waiver of a breach of this agreement or the failure of any Party hereto to exercise any right under this agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this agreement.

2.2           Amendment.  This agreement may be amended or modified only by an instrument of equal formality signed by the Parties or the duly authorized representatives of the respective Parties.

2.3           Assignment.  This agreement is not assignable except by operation of law or agreement of the Parties.

2.4           Notice.  Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this agreement shall be made to the addresses set forth in the Transaction Documents.  Any notice or statement given under this agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

2.5           Governing Law.  This agreement shall be construed, and the legal relations between the Parties determined, in accordance with the laws of the State of New York, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

2.6           Publicity.  No publicity release or announcement concerning this agreement or the transactions contemplated hereby shall be issued by either Party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other Party.

2.7           Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

2.8           Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

2.9           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

2.10          Binding Effect.  This Agreement shall be binding upon the Parties hereto and inure to the benefit of the Parties, their respective heirs, administrators, executors, successors and assigns.

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If the foregoing accurately represents the substance of our mutual agreement and understanding, please so indicate by executing and returning a copy of this agreement in the space provided below.

Very truly yours,

GULFSTREAM INTERNATIONAL GROUP, INC.,
a Delaware corporation

By:__________________________________
David Hackett, Chief Executive Officer

ACKNOWLEDGED AND AGREED:

PURCHASER

By:___________________________________ Name: Title:

Address of Purchaser

_____________________________________ _____________________________________ Email: ______________________ Telephone: ___________________